Exhibit 10.8
LOAN AGREEMENT
Dated as of December 21, 2005
by and among
PZ05 MAPLE HEIGHTS OH LLC,
WMI05 COLUMBUS OH LLC and OB CRENSHAW GCC, LP
(collectively, as Borrower)
and
COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC.
(as Lender)

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Page

Section 13.2. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets	40
Section 13.3. Joint and Several Liability	41
Section 13.4. Contribution	41
Section 13.5. Partial Release	43
Section 13.6. Additional Definitions	45
Section 13.7. Property Management	45

SCHEDULES AND EXHIBITS

Schedule 1 — Loan Documents	S1-1

Schedule 2 — Individual Properties	S2-1

Exhibit A — Organizational Chart of Borrower	B-1

Exhibit B — Capital Improvements and Environmental Remediation	C-1

Exhibit C — Definition of Single-Purpose Entity	D-1
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LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of December 21, 2005 (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), is made by and among COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation (together, with its successors and assigns, “Lender”), PZ05 MAPLE HEIGHTS OH LLC, a Delaware limited liability company, WMI05 COLUMBUS OH LLC, a Delaware limited liability company, and OB CRENSHAW GCC, LP, a Delaware limited partnership (each an “Individual Borrower” and collectively “Borrower”).
RECITALS
     Borrower desires to obtain a loan (the “Loan”) from Lender in the principal amount of $19,456,000 (the “Loan Amount”), and Lender is willing to make the Loan on the terms and conditions set forth in this Agreement and the other Loan Documents.
     NOW, THEREFORE, in consideration of the making of the Loan by Lender, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     Section 1.1. Definitions.
     For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings. The location of additional defined terms is set forth in Section 1.2 below:
          “Affiliate” of any specified Person means any other Person Controlling, Controlled by or under common Control with such specified Person.
          “Blue Coral Lease” means that certain Lease dated October 13, 1999, among PZ05 Maple Heights OH LLC, a Delaware limited liability company (as successor by assignment to Oxford Development Company/Monroeville Centers, Oxford Investment Partners, LP and Riser Foods Company), as landlord, and Pennzoil-Quaker State Company, a Delaware corporation (as successor to Blue Coral, Inc. and Pennzoil-Quaker State Company), as tenant, with respect to the Individual Property located in Maple Heights, Ohio, as amended by that certain First Amendment to Lease dated as of December 22, 1999, and that certain Second Amendment to Lease dated as of October 17, 2005, as the same may be further amended, modified or supplemented from time to time.
          “Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business.
          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

          “Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.
          “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment, including the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
          “Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation, and (d) the beneficial ownership interests in a trust.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or re-codified from time to time, and the regulations promulgated thereunder.
          “Fiscal Year” means the 12-month period ending on December 31 of each year or such other fiscal year of Borrower as Borrower may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.
          “Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantor” means Gladstone Commercial Corporation, a Maryland corporation.
          “Hazardous Substance” means, without limitation, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, toxic or hazardous wastes, toxic or hazardous substances, toxic or hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including petroleum and petroleum products, mold or fungus, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

          “Impositions” means all ground rents and all taxes (including, without limitation, all real estate, ad valorem or value added, sales (including those imposed on lease rentals), use, single business, gross receipts, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Property, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (i) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located) or Lender (including taxes resulting from future changes in law which impose upon Lender or any trustee an obligation to pay any property taxes or other taxes or which otherwise adversely affect Lender’s interests), (ii) the Property or any part thereof, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof, or the acquisition or financing of the acquisition of the Property by Borrower.
          “Indebtedness” means, at any given time, the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.
          “Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loan, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including Investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.
          “Leases” means all leases and other agreements or arrangements affecting the use or occupancy of all or any portion of the Property now in effect or hereafter entered into (including all lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Property), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same.
          “Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrower, the Loan Documents, the Property or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrower, and (d) the organizational documents of Borrower.

          “Lien” means any mortgage, deed of trust, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.
          “Loan Documents” means, collectively, this Agreement and all other documents, agreements, instruments and certificates now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, including the documents listed on Schedule 1 attached hereto, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.
          “Losses” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
          “Management Agreement” means any agreement entered into between Manager and Borrower pertaining to the management of the Property, as the same may be amended or otherwise modified from time to time in accordance with Section 5.4, and subject, in any case, to Section 13.7.
          “Manager” means the Person designated as manager of the Property in the Management Agreement (if applicable), or any successor or assignee appointed in accordance with this Agreement, subject to Section 13.7.
          “Material Adverse Effect” means a material adverse effect upon (a) the business or financial position or results of operation of Borrower, (b) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (c) the value of the Property.
          “Owens-Brockway Lease” means that certain Lease dated October 4, 1990, by and between OB Crenshaw GCC, LP, a Delaware limited partnership (as successor to OB Crenshaw PA Gladstone Commercial LLC, successor by assignment to NHW Crenshaw, LLC), as landlord, and Owens-Brockway Glass Container Inc., a Delaware corporation, and Owens-Illinois, Inc., a Delaware corporation, collectively, as tenant, with respect to the Individual Property located in Snyder Township, Pennsylvania, as amended by that certain Amendment to Lease dated as of February 15, 1999, and as the same may be amended, modified or supplemented from time to time.
          “Permitted Encumbrances” means, with respect to the Property, collectively, (a) the Lien created by the Loan Documents, (b) all Liens and other matters disclosed in the title insurance policy insuring the Mortgage, or any part thereof which have been approved by Lender, (c) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent, (d) such governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Borrower after the Closing Date and which do not have a Material Adverse Effect or to which Lender has consented, and (e) that certain UCC Financing Statement naming Gladstone Commercial Limited Partnership as debtor, and Branch Banking and Trust Company, as Administrative Agent, as secured party, filed with the Delaware Department of State U.C.C. Filing Section on March 1, 2005, under initial filing number 5065028 4, as such filing may be extended.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Principal Indebtedness” means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.
          “Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., S&P, and Dominion Bond Rating Service Limited or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Secondary Market Transaction (each, individually, a “Rating Agency”).
          “Release” with respect to any Hazardous Substance includes but is not limited to any presence, release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
          “Remediation” includes but is not limited to any activity to (a) clean up, detoxify, decontaminate, disinfect, contain, treat, remove, respond to, correct, dispose of, transport, or otherwise remediate, prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; or (b) inspect, investigate, study, monitor, assess, audit, sample, test, or evaluate any actual, potential or threatened Release of Hazardous Substances.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Transfer” means (a) any conveyance, transfer, sale, Lease, assignment or Lien, whether by operation of law or otherwise, of, on or affecting (i) all or any portion of the Property, or (ii) any direct or indirect legal or beneficial interest in Borrower (including any profit interest or the issuance of any new direct or indirect Equity Interest in Borrower), and (b) any change in Control of Borrower.
     Section 1.2. Location of Additional Defined Terms.

Defined Term	Location

“Agreement”	First Paragraph
“Assignment of Leases”	Schedule 1
“Borrower”	First Paragraph
“Capital Expenditure Reserve Account”	Section 3.1(a)
“Casualty”	Section 7.6(a)
“Casualty Retainage”	Section 7.8(b)
“Closing Date”	First Paragraph
“Condemnation Proceeds”	Section 7.6(a)
“Contracts”	The Mortgage
“Debt Service Coverage Ratio”	The Cash Collateral Account Agreement
“Default Rate”	The Note
“Deferred Maintenance and Environmental Reserve Account”	Section 3.1(a)
“Equipment”	The Mortgage
“ERISA Affiliate”	Section 4.7
“Environmental Lien”	Section 9.2
“Event of Default”	Section 8.1
“Improvements”	The Mortgage
“Individual Borrower”	First Paragraph
“Individual Property”	Section 13.1
“Insolvency Action”	Section 8.1(f)
“Insurance Proceeds”	Section 7.6(a)
“Interest Rate”	The Note
“Inventory”	The Mortgage
“Investors”	Section 10.3
“Lender”	First Paragraph
“Loan Amount”	Recitals
“Material Alterations”	Section 5.2
“Material Lease”	Section 5.7(a)
“Maturity Date”	The Note
“Mortgage”	Schedule 1
“Net Restoration Proceeds”	Section 7.6(a)
“Note”	Schedule 1
“Payment Date”	The Note
“Permits”	The Mortgage
“Permitted Trade Payables”	Exhibit C, clause (xx)
“Permitted Transfer”	Section 6.1
“Property”	The Mortgage
“Rents”	The Mortgage
“Reserve Account” and “Reserve Accounts”	Section 3.1(a)
“Restoration”	Section 7.7
“Restoration Proceeds”	Section 7.6(a)
“Restoration Proceeds Threshold”	Section 7.6(a)
“Rollover Reserve Account”	Section 3.1(a)
“Secondary Market Transaction”	Section 10.1
“Single Member LLC”	Exhibit C
“Single-Purpose Entity”	Exhibit C

Defined Term	Location

“Special Member”	Exhibit C, clause (xxxiii)
“Taking”	Section 7.6(a)
“Tax and Insurance Reserve Account”	Section 3.1(a)
“Tax and Insurance Monthly Installment”	Section 3.2
“UCC”	The Mortgage
     Section 1.3. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2
THE LOAN
     Section 2.1. The Loan. Borrower shall receive only one borrowing hereunder in the amount of the Loan Amount and any amount borrowed and repaid hereunder may not be reborrowed. Borrower’s obligation to pay the Indebtedness is evidenced by this Agreement and by the Note and secured by the Mortgage and the other Loan Documents to the extent provided therein.
     Section 2.2. Interest Rate; Payments. The Indebtedness shall accrue interest at the rates and in the manner set forth in the Note. Borrower shall make payments of principal and interest at the times and in the manner set forth in the Note.
ARTICLE 3
RESERVE ACCOUNTS
     Section 3.1. Reserve Accounts Generally.
          (a) Establishment. On the Closing Date, Lender shall establish the following accounts for purpose of holding the funds to be deposited by Borrower pursuant to this Article 3: a “Tax and Insurance Reserve Account,” a “Deferred Maintenance and Environmental Reserve Account,” a “Capital Expenditure Reserve Account,” and a “Rollover Reserve Account” (individually, a “Reserve Account” and collectively, the “Reserve Accounts”), or in accordance with any cash collateral account agreement between Borrower and Lender. Each Reserve Account shall be a custodial account established by Lender and shall not constitute a trust fund. At Lender’s option, funds deposited into a Reserve Account may be commingled with other money held by Lender or its servicer. Borrower acknowledges and agrees that the Reserve Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof. Borrower shall not have the right to make any withdrawal from any Reserve Account.
          (b) Application upon Event of Default. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in any Reserve Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in Lender’s discretion, and (ii) Borrower shall have no further right in respect of the Reserve Accounts.
     Section 3.2. Tax and Insurance. On the date hereof, Borrower shall deposit with Lender $193,742.64 with respect to Impositions. Such sum shall be held by Lender in the Tax and Insurance Reserve Account. Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the amount reasonably estimated by Lender to be one-twelfth (1/12th) of the annual amount of (A) Impositions, which amount shall initially be $38,748.48, and (B) insurance premiums for policies required pursuant to this Agreement, which amount shall initially be $3,707 (provided, that Lender may re-calculate the foregoing monthly amounts from time to time to assure that funds are reserved in sufficient amounts to enable the payment of Impositions and insurance premiums thirty (30) days prior to their respective due dates) (collectively, the “Tax and Insurance Monthly Installment”). If such amounts for the then current Fiscal Year or payment period are not ascertainable by Lender at the time a monthly deposit is required to be made, the Tax and Insurance Monthly Installment shall be Lender’s reasonable estimate based on one-twelfth (1/12th) of the aggregate Impositions and insurance premiums for the prior Fiscal Year or payment period, with adjustments reasonably determined by Lender. As soon as Impositions and insurance premiums are fixed for the then current Fiscal Year or period, the next ensuing Tax and Insurance Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior Tax and Insurance Monthly Installments. Lender shall make payments of Impositions and insurance premiums out of the Tax and Insurance Reserve Account before the same shall be delinquent to the extent that there are funds available in the Tax and Insurance Reserve Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.
     Section 3.3. Deferred Maintenance Costs and Remediation Costs. On the date hereof, Borrower shall deposit $40,250 into the Deferred Maintenance and Environmental Reserve Account, which amounts shall be used for payment of costs incurred by Borrower in connection with any deferred maintenance or Remediation required pursuant to Section 5.6.
     Section 3.4. Capital Improvement Costs. Beginning on the first Payment Date and on each Payment Date thereafter, Borrower shall deliver to Lender the sum of $12,707, which amount shall be increased by two percent (2%) on each anniversary of the Closing Date, and which sums shall be held in the Capital Expenditure Reserve Account, and which amounts shall be used for payment of costs incurred by Borrower in connection with capital improvements to the Property approved by Lender.
     Section 3.5. Rollover Costs. Beginning on the Payment Date occurring in January 2010, and on each Payment Date thereafter, Borrower shall deliver to Lender the sum of $11,270.30, which sums shall be held in the Rollover Reserve Account. Within two (2) Business Days after Borrower receives a lease termination or similar payment pursuant to any Lease, Borrower shall deliver such payment to Lender, which sums shall be held in the Rollover Reserve Account. All sums in the Rollover Reserve Account shall be used for payment of tenant improvement expenses and leasing commissions incurred by Borrower in connection with replacing tenants at the Property pursuant to Leases approved (or deemed approved) pursuant to this Agreement; provided that lease termination payments shall only be used to pay tenant improvement expenses and leasing commissions that Borrower incurred in connection with replacing the tenant at the Property that made the related lease termination payment pursuant to a Lease approved (or deemed approved, as applicable) by Lender pursuant to this Agreement. Provided no Event of Default then exists, any portion of such lease termination payment remaining after application of the same pursuant to this Section 3.5 shall be returned to Borrower.
     Section 3.6. Disbursements. Not more frequently than once in any 30-day period, and provided that no Event of Default has occurred and is continuing, Borrower may request in writing that Lender release to Borrower funds from one or more Reserve Accounts to the extent funds are available therein, for payment of costs incurred by Borrower in connection with the expenses for which such Reserve Account is maintained. Together with each such request, Borrower shall furnish Lender with copies of bills and other documentation reasonably required by Lender to establish that such costs are reasonable and are substantially in accordance with market rates, that the work relating thereto has been completed and that such amounts are then due or have been paid. Lender shall approve or disapprove such request within ten (10) Business Days after Lender’s receipt of such request and, if approved, Lender shall release the funds to Borrower or Borrower’s designee within ten (10) Business Days after Lender’s approval.
     Section 3.7. Interest on Reserve Accounts. Borrower shall not be entitled to any earnings or interest on funds deposited into the Reserve Accounts.
     Section 3.8. Leasing Cash Sweep Reserve. Beginning on the first Payment Date during any Leasing Cash Sweep Period (as defined below), and continuing until the first Payment Date after the termination of such Leasing Cash Sweep Period (so long as no other Leasing Cash Sweep Period then exists), Borrower shall deposit will Lender all Rents after payment of amounts due and payable to Lender on such Payment Date pursuant to the Note and this Article 3, which funds shall be held by Lender in a custodial account (the “Leasing Cash Sweep Reserve Account”) as additional collateral for the Loan. Such funds shall be maintained in a separate account and will not be commingled with other money held by Lender or its servicer, and the Leasing Cash Sweep Reserve Account shall constitute a Reserve Account for all purposes hereof. Provided no Event of Default then exists and no other Leasing Cash Sweep Period then exists, funds held in the Leasing Cash Sweep Reserve Account shall be disbursed to Borrower upon the termination of a Leasing Cash Sweep Period.
          “Leasing Cash Sweep Period” means any period commencing on (a) May 1, 2008; (b) May 1, 2013; or (c) January 1, 2015; and ending upon Lender giving notice to the Collection Account Bank and Borrower that (i) with respect to the commencement date set forth in clause (a) above, Borrower has renewed the Owens-Brockway Lease or entered into a new lease for the Individual Property located in Pennsylvania with a tenant acceptable to Lender in its discretion, each upon terms and conditions satisfactory to Lender in its discretion, (ii) with respect to the to the commencement date set forth in clause (b) above, Borrower has renewed the Owens-Brockway Lease or entered into a new lease for the Individual Property located in Pennsylvania with a tenant acceptable to Lender in its discretion, each upon terms and conditions satisfactory to Lender in its discretion, or (iii) with respect to the commencement date set forth in clause (c) above, Borrower has renewed the Blue Coral Lease or entered into a new lease for the

Individual Property located in Maple Heights, Ohio with a tenant acceptable to Lender in its discretion, each upon terms and conditions satisfactory to Lender in its discretion.
     Section 3.9. Downgrade Cash Sweep Reserve; Downgrade Cash Sweep Letter of Credit.
          (a) Beginning on the first Payment Date after the occurrence of a Downgrade Cash Sweep Event, and continuing until the first Payment Date after a Cash Sweep Termination Event, Borrower shall deposit with Lender all Rents after payment of amounts due and payable to Lender on such Payment Date pursuant to the Note and this Article 3, which funds shall be held by Lender in a custodial account (the “Downgrade Cash Sweep Reserve Account”) as additional collateral for the Loan. Such funds shall be maintained in a separate account and will not be commingled with other money held by Lender or its servicer, and the Downgrade Cash Sweep Reserve Account shall constitute a Reserve Account for all purposes hereof.
          (b) The following additional definitions shall apply:
               (i) “Downgrade Cash Sweep Event” means that, at any time when the Owens-Brockway Lease is in effect, the long-term unsecured debt of Owens-Illinois, Inc., a Delaware corporation, is rated “B-” or lower by S&P (or its equivalent by any one of the other Rating Agencies), and a Downgrade Cash Sweep Termination Event has not occurred.
               (ii) “Downgrade Cash Sweep Letter of Credit” means an unconditional, irrevocable letter of credit in the amount of $438,453, which letter of credit shall (a) name Lender as the sole beneficiary thereof, (b) be drawable, in whole or in part from time to time, by Lender or its designee upon the presentment to the issuer of a clean sight-draft demanding such payment without condition, restriction, or charge to Lender, (c) not expire sooner than one (1) year from the date of its issuance and automatically be renewed for at least successive one (1) year periods throughout the term of the Loan plus an additional period of thirty (30) days without the need for any action on the part of Borrower or Lender, and, in the event its term is not extended, provide that (i) Lender shall be given at least thirty (30) days’ prior written notice that the term will not be extended, and (ii) Lender may draw thereupon if such notice is not received or if such letter of credit is not renewed at least thirty (30) days prior to expiration, (d) be freely assignable by Lender (and each successor or assign of Lender) at no cost or expense to Lender (in the event a fee or charge is payable, Borrower agrees to pay the same immediately upon written notice thereof from Lender), (e) not name Borrower as, or result in Borrower being, a Person having any reimbursement obligation or liability thereunder, (f) be issued by a domestic financial institution that is not an Affiliate of Borrower that has a long-term unsecured debt rating of not less than “A” by S&P (or its equivalent by any one of the other Rating Agencies), and (g) otherwise be reasonably satisfactory to Lender in form and content.
               (iii) “Downgrade Cash Sweep Termination Event” means that (a) an amount equal to $438,453 has been deposited into the Downgrade Cash Sweep Reserve Account, or (b) Borrower has delivered to Lender, as additional collateral for the Loan, a Downgrade Cash Sweep Letter of Credit.

          (c) (i) Lender shall have the right to draw in full or in part upon any Downgrade Cash Sweep Letter of Credit or any replacement thereof without notice to Borrower (A) upon the occurrence of an Event of Default, (B) if Lender has not received, at least thirty (30) days prior to the date on which it is scheduled to expire, a renewal or replacement letter of credit that satisfies all the requirements set forth in the definition of “Downgrade Cash Sweep Letter of Credit,” (C) upon a transfer of the Loan by Lender to another Person if Lender or such Person has not been received after it has requested, for any reason, either an endorsement thereto by the issuing institution evidencing such Person as the new beneficiary thereunder or a replacement thereof naming such Person as beneficiary thereunder that otherwise satisfies all the requirements set forth in the definition of “Downgrade Cash Sweep Letter of Credit,” (D) if Borrower fails to cooperate in any manner reasonably necessary to obtain such endorsement thereto or replacement thereof, (E) if Borrower fails to pay any fee or charge due in connection with the transfer thereof by Lender or its successors or assigns to any other Person, or (F) if Lender has not received within ten (10) Business Days after the earlier of (1) Lender’s notice to Borrower that the issuing institution ceases to meet the rating requirement set forth in the definition of “Downgrade Cash Sweep Letter of Credit,” and (2) Borrower finding out that the issuing financial institution ceases to meet the such rating requirement, a replacement thereof that satisfies all requirements set forth in the definition of “Downgrade Cash Sweep Letter of Credit.”
               (ii) Lender may, at its sole option, (A) hold any funds drawn under any Downgrade Cash Sweep Letter of Credit or any replacement thereof as additional collateral for the Loan, or (B) apply such funds to the Indebtedness in such order as Lender may determine.
               (iii) Lender shall be entitled to charge Borrower a reasonable processing fee for administering and reviewing any renewal, replacement or release of any Downgrade Cash Sweep Letter of Credit or any replacement thereof that Borrower is required to provide pursuant to this Agreement. In the event of a repayment of the Loan, Lender shall have the right, in lieu of accepting a portion of the repayment equal to an amount up to the outstanding balance under any Downgrade Cash Sweep Letter of Credit in cash from Borrower, to draw upon such Downgrade Cash Sweep Letter of Credit in the amount of up to the amount being repaid and apply such amount to the repayment of the Indebtedness.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Lender as of the Closing Date as follows:
     Section 4.1. Organization. Borrower (a) is duly organized and validly existing in good standing under the laws of the State of its formation, (b) is duly qualified to do business in each jurisdiction in which the nature of its business or any of the Property makes such qualification necessary, (c) has the requisite power and authority to carry on its business as now being conducted, and (d) has the requisite power to execute and deliver, and perform its obligations under, the Loan Documents. Borrower is a “registered organization” within the meaning of the Uniform Commercial Code in effect in the State where Borrower is organized, and Borrower’s organizational identification number issued by such State is set forth under its signature hereto.

     Section 4.2. Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower’s performance of its obligations thereunder and the creation of the Liens provided for in the Loan Documents (a) have been duly authorized by all requisite action on the part of Borrower, (b) will not violate any provision of any applicable Legal Requirements, and (c) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any indenture or agreement or instrument. Except for those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower.
     Section 4.3. Enforceability. The Loan Documents executed by Borrower in connection with the Loan are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.
     Section 4.4. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to Borrower’s knowledge, threatened, involving or concerning Borrower, Guarantor or the Property.
     Section 4.5. Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, might materially adversely affect the business, operations or condition (financial or otherwise) of Borrower. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or the Property, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or the Property.
     Section 4.6. Compliance. To Borrower’s knowledge, Borrower, the Property and Borrower’s use thereof and operations thereat comply in all material respects with all applicable Legal Requirements. To the extent required by applicable law or regulation, Borrower has obtained (in its own name), or has caused the applicable tenant at each Individual Property to obtain, all Permits necessary to use and operate the Property, and all such Permits are in full force and effect.
     Section 4.7. ERISA. Neither Borrower nor any ERISA Affiliate (as defined below) maintains, contributes to, has any obligation to contribute to, or has any direct or indirect liability with respect to any “employee benefit plan,” “multiemployer plan,” or any other “plan” (each as defined in ERISA). Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, a “plan,” as defined in Section 4975(e)(1) of the Code, subject to Code Section 4975, or a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the assets of Borrower constitutes “plan assets” of one or more of any such plans under 29 C.F.R. Section 2510.3-101 or otherwise. Transactions by or with Borrower do not violate state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans and such state statutes do not in any manner affect the ability of the Borrower to perform its obligations under the Loan Documents or the ability of Lender to enforce any and all of its rights under the Loan Agreement. If an investor or direct or indirect equity owner in Borrower is a plan that is not subject to Title I of ERISA or Section 4975 of the Code, but is subject to the provisions of any federal, state, local, non-U.S. or other laws or regulations that are similar to those portions of ERISA or the Code, the assets of the Borrower do not constitute the assets of such plan under such other laws. “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code, of which Borrower is a member, and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code, of which Borrower is a member. Borrower shall take or refrain from taking, as the case may be, such actions as may be necessary to cause the representations and warranties in this Section 4.7 to remain true and accurate throughout the term of the Loan.
     Section 4.8. Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.
     Section 4.9. Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     Section 4.10. Title to the Property; Liens. Borrower owns good, indefeasible, marketable and insurable title to the Property, free and clear of all Liens, other than the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially and adversely affect (i) the ability of Borrower to pay in full all sums due under the Note or any of its other obligations under the Loan Documents in a timely manner or (ii) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. The Mortgage creates a valid and enforceable first Lien on the Property and a valid and enforceable first priority security interest in the personal property constituting part of the Property, subject to no Liens other than the Permitted Encumbrances. The Assignment of Leases creates a valid and enforceable first Lien on and a valid and enforceable first priority security interest in all of Borrower’s interest in all Leases, subject to no Liens other than the Permitted Encumbrances.

     Section 4.11. Condemnation. No Taking has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
     Section 4.12. Utilities and Public Access. The Property has adequate rights of access to public ways and is served by all utilities required for the current use thereof.
     Section 4.13. Separate Lots. The Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
     Section 4.14. Assessments. Except as disclosed in the Lender’s title insurance policy, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.
     Section 4.15. Flood Zone. Except as shown on the survey delivered to Lender in connection with the Loan, the Property is not located in a flood hazard area as designated by the Federal Emergency Management Agency.
     Section 4.16. Physical Condition. Except as disclosed in the engineering report(s) delivered to Lender in connection with the Loan, to Borrower’s knowledge, the Property is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear.
     Section 4.17. Title Insurance. The Property is covered by an American Land Title Association mortgagee’s title insurance policy (or the title insurance company referenced in clause (d) of this Section shall have provided an unconditional and irrevocable commitment to issue such title insurance policy) insuring a valid first lien on the Property, which (a) is in full force and effect, (b) is freely assignable to and will inure to the benefit of Lender and any successor or assignee of Lender, including the trustee in any Secondary Market Transaction, (c) has been paid in full, (d) is issued by a title company licensed in the State where the Property is located, (e) has had no claims made against it, (f) contains no exclusions for (i) access or (ii) survey, and (g) lists only the Permitted Encumbrances as exceptions.
     Section 4.18. Leases and Rents. (a) Borrower is the sole owner of the entire lessor’s interest in the Leases, and neither the Leases nor any Rents have been Transferred by Borrower except to Lender pursuant to the Loan Documents; (b) there are no Leases now in effect except those set forth on the certified rent roll delivered to Lender in connection with the Loan and Borrower has delivered to Lender true, correct and complete copies of all Leases (together with all modifications thereto) for any commercial space in the Property; (c) except as disclosed to Lender in any tenant estoppel certificates delivered to Lender in connection with the Loan: (i) none of the Rents have been collected for more than one (1) month in advance; (ii) the premises demised under the Leases have been completed and the tenants under the Leases have accepted and taken possession of the same on a rent-paying basis; (iii) to Borrower’s knowledge, there exists no offset or defense to the payment of any portion of the Rents; and (iv) no Lease contains an option to purchase, right of first refusal to purchase, expansion right, or any other similar provision; (v) to Borrower’s knowledge, there are no defaults or events of default (and to Borrower’s knowledge, no events or circumstances exist which with or without the giving of notice, the passage of time or both may constitute a default or event of default) under any of the Leases which have a Material Adverse Effect; and (d) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease.
     Section 4.19. Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, Guarantor, and to Borrower’s knowledge, after having made reasonable inquiry (a) each Person owning a direct or indirect interest in Borrower, Guarantor, and (b) each tenant at the Property: (i) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (ii) is not a Person subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), with the result that (A) the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law.
     Section 4.20. Organizational Chart. The organizational chart attached hereto as Exhibit A is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Exhibit A has any ownership interest in, or right of control, directly or indirectly, in Borrower.
ARTICLE 5
COVENANTS
     Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:
     Section 5.1. Compliance with Legal Requirements; Impositions and Other Claims; Contests.
          (a) Borrower shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all respects with all applicable Legal Requirements, Contracts, Permits, and private covenants, conditions and restrictions that at any time apply to Borrower or the Property. Borrower shall notify Lender promptly of any written notice or order that Borrower receives from any Governmental Authority relating to Borrower’s failure to comply with such applicable Legal Requirements.
          (b) Except to the extent that Lender is obligated to pay Impositions and insurance premiums from the Tax and Insurance Reserve Account pursuant to the terms of Section 3.2, Borrower shall pay or shall cause the tenants under the Leases to pay all Impositions and insurance premiums with respect to itself and the Property in accordance with the terms hereof. Borrower may, at its expense, after prior notice to Lender, contest by appropriate proceedings conducted in good faith and with due diligence, the validity or application of any Legal Requirements, Imposition, or any claims of mechanics, materialmen, suppliers or vendors, and may withhold payment of the same pending such proceedings if permitted by law, as long as (i) in the case of any Impositions or claims of mechanics, materialmen, suppliers or vendors, such proceedings shall suspend the collection thereof from the Property, (ii) neither the Property nor any part thereof or interest therein will be sold, forfeited or lost if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in such contest, (iii) Lender would not, by virtue of such permitted contest, be exposed to any risk of civil or criminal liability, and neither the Property nor any part thereof or any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (iv) below, as a result of the failure to comply with any Legal Requirement of such proceeding which would not be released if Borrower pays the amount or satisfies the condition being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, and (iv) Borrower shall have furnished to Lender additional security in respect of the claim being contested or the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be requested by Lender, but in no event less than 125% of the amount of such claim.
     Section 5.2. Maintenance; Waste; Alterations. Borrower shall at all times keep the Property, or shall cause the Property to be kept, in good repair, working order and condition, except for reasonable wear and use. Borrower shall not permit the Improvements, Equipment or Inventory to be removed or demolished or otherwise altered (provided, however, that Borrower may remove, demolish or alter worn out or obsolete Improvements, Equipment and Inventory that are promptly replaced with Improvements, Equipment or Inventory, as applicable, of equivalent value and functionality, unless Borrower reasonably determines that such replacement is not necessary for the operation of the Property and would not have a Material Adverse Effect). Borrower may not, without Lender’s approval, perform alterations to the Improvements and Equipment which (a) exceed $100,000 (not including (i) tenant improvement work performed pursuant to the terms of any Lease executed on or prior to the date hereof, (ii) alterations performed in connection with a Restoration, and (iii) work performed pursuant to Section 5.6), or (b) are not in the ordinary course of Borrower’s business (such alterations, “Material Alterations”). Borrower shall not perform any Material Alteration unless approved in writing by Lender in Lender’s reasonable discretion. Borrower shall reimburse Lender for all actual costs and expenses incurred by Lender, including the fees charged by any professional engaged by Lender in connection with any such Material Alteration.
     Section 5.3. Access to Property and Records. Borrower shall permit agents, representatives and employees of Lender (at Lender’s cost and expense if no Event of Default has occurred), to inspect (a) the Property or any part thereof, and (b) such books, records and accounts of Borrower and to make such copies or extracts thereof as Lender shall desire, in each case at such reasonable times as may be requested by Lender upon reasonable advance notice, subject to the rights of tenants under Leases.
     Section 5.4. Management of Property. Subject to Section 13.7, the Property will be managed at all times by the Manager pursuant to the Management Agreement unless terminated as provided in the Loan Documents. Borrower shall diligently perform all terms and covenants of the Management Agreement. Borrower shall not (a) surrender, terminate, cancel, or materially modify the Management Agreement, (b) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (c) consent to the assignment by Manager of its interest under the Management Agreement or (d) waive or release any of its rights and remedies under the Management Agreement, in each case, without the consent of Lender, which consent shall not be unreasonably withheld or delayed. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition to Lender’s consent, execute a subordination of management agreement in form and substance reasonably satisfactory to Lender.
     Section 5.5. Financial and Other Reporting.
          (a) Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with sound accounting principles consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.
          (b) Borrower shall furnish to Lender (i) annually within ninety (90) days following the end of each Fiscal Year, and (ii) (A) within three (3) Business Days following request by Lender (provided, that Borrower shall not be required to provide such statements more than once each calendar month) prior to the occurrence of a Secondary Market Transaction, and (B) within twenty (20) days following the end of each calendar quarter after the occurrence of a Secondary Market Transaction, a true, complete, correct and accurate copy of Borrower’s unaudited financial statement for such period, including a statement of operations (profit and loss), a statement of cash flows, a calculation of net operating income, a balance sheet, an aged accounts receivable report and such other information or reports as shall be requested by Lender.
          (c) Borrower shall furnish to Lender, within twenty (20) days following the end of (i) each calendar month prior to the occurrence of a Secondary Market Transaction, and (ii) each calendar quarter after the occurrence of a Secondary Market Transaction, a true, complete, correct and accurate rent roll and occupancy report for such period and such other occupancy and rate statistics as Lender shall request in Lender’s discretion.
          (d) Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened involving Borrower which is reasonably likely to have a Material Adverse Effect.
          (e) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information with respect to Borrower and the operation of the Property as may be requested by Lender including all business plans prepared for Borrower and for the operation of the Property.
All financial statements and other documents to be delivered pursuant to this Agreement shall (A) be in form and substance acceptable to Lender in Lender’s reasonable discretion, (B) be prepared in accordance with sound accounting principles consistently applied, and (C) be certified by Borrower as being true, correct, complete and accurate in all material respects and fairly reflecting the results of operations and financial condition of Borrower for the relevant period, as applicable.
     Section 5.6. Deferred Maintenance and Environmental Remediation. Borrower shall perform the deferred maintenance work and environmental remediation to the Property itemized on Exhibit B hereto within the time periods set forth on said Exhibit B.
     Section 5.7. Leases.
          (a) Borrower shall (i) observe and perform all of the material obligations imposed upon the lessor under the Leases; (ii) promptly send copies to Lender of all notices of default that Borrower shall send or receive under any Material Lease; (iii) promptly notify Lender of any tenant under a Material Lease at the Property which has vacated, or has given Borrower written notice of its intention to vacate, the premises (or any portion thereof) leased to such tenant pursuant to the applicable Material Lease; (iv) enforce the terms, covenants and conditions in the Leases to be observed by tenants in accordance with commercially reasonable practices for properties similar to the Property; and (v) obtain the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, for any Lease of the Property, material amendment thereto, assignment thereof, or subletting thereunder (unless approval for such assignment or subletting is not required pursuant to the express terms of such Lease) where Rent payable thereunder exceeds ten percent (10%) of Rent payable under all Leases on the Property (a “Material Lease”) executed after the date hereof and for any material amendment or modification of any Material Lease. Lender’s failure to respond to a request from Borrower for approval within fifteen (15) Business Days of the latter of (i) such receipt of such request and (ii) receipt of all information reasonably requested by Lender shall be deemed Lender’s approval, provided that Borrower delivers to Lender a writing marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN 15 BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the writing must be marked “PRIORITY” in bold letters.
          (b) Borrower may enter into any Lease, other than a Material Lease, after the date hereof, without the prior written consent of Lender provided that such Lease (i) is documented using, and does not materially deviate from, the standard lease form approved by Lender in its reasonable discretion; (ii) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed (unless in the case of a renewal or extension, the rent payable during such renewal term, or a formula or other method to compute such rent, has been specified in the original Lease); (iii) is an arms-length transaction with a tenant that is not an Affiliate of Borrower, (iv) is subordinate to the Mortgage and the tenant thereunder agrees to attorn to

Lender; and (v) if for residential space is for a term of not less than six (6) months or more than twelve (12) months. All proposed Leases that do not satisfy the requirements set forth in this Section 5.7 require Lender’s prior written approval at Borrower’s expense (including reasonable legal fees and expenses). Borrower shall promptly deliver to Lender a copy of each Lease (other than a residential lease) entered into after the Closing Date, together with written certification from Borrower confirming that (y) the copy delivered is a true, complete and correct copy of such Lease and (z) Borrower has satisfied all conditions of this Section 5.7.
          (c) Borrower shall not (i) make any assignment or pledge of any Lease or Rents to anyone other than Lender until the Indebtedness is paid in full, (ii) collect any Rents under the Leases more than one (1) month in advance (except that Borrower may collect in advance such security deposits as are permitted pursuant to applicable Legal Requirements and are commercially reasonable in the prevailing market); (iii) enter into, amend in any material respect or terminate any Material Lease (provided, however, that Borrower may terminate any such Material Lease if the lessee thereunder is in material monetary default of such Material Lease); or (iv) execute or grant any modification of any Lease which in the aggregate might have a Material Adverse Effect.
     Section 5.8. Place of Business; State of Organization. Borrower shall not change its (a) chief executive office or its principal place of business or place where its books and records are kept, or (b) the jurisdiction in which it is organized, in each case without giving Lender at least thirty (30) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.
     Section 5.9. Zoning; Joint Assessment. Borrower shall not materially change the Property’s use or initiate, join in or consent to any (a) change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the Property’s uses or any part thereof (including filing a declaration of condominium, map or any other document having the effect of subjecting the Property to the condominium or cooperative form of ownership), except those necessary in connection with the uses permitted pursuant to this Agreement, or (b) joint assessment of the Property with any other real or personal property.
ARTICLE 6
TRANSFERS AND CHANGE OF BUSINESS
     Borrower covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:
     Section 6.1. Transfer. Borrower will not allow any Transfer to occur other than the following Transfers (in each case provided that no Event of Default then exists) (each, a “Permitted Transfer”):
          (a) Permitted Encumbrances;
          (b) Leases which are not Material Leases, and Material Leases which have been approved by Lender in accordance with Section 5.7;

          (c) Transfers of direct or indirect Equity Interests in Borrower which in the aggregate during the term of the Loan (i) do not exceed forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower, (ii) do not result in any shareholder’s, partner’s, member’s or other Person’s interest in Borrower exceeding forty-nine percent (49%) of the total direct or indirect legal or beneficial ownership interests in Borrower and (iii) do not result in a change in Control of Borrower;
          (d) Transfers of (i) more than forty-nine percent (49%) of the total direct or indirect Equity Interests in Borrower, or any indirect or direct Equity Interest that results in a change of Control of the Borrower, or (ii) all or substantially all of the Property, in each case to another party (the “Transferee”), provided that in each case with respect to clauses (i) and (ii), (A) Borrower shall pay to Lender a transfer fee in the amount of one percent (1%) of the Principal Indebtedness, (B) the identity, experience, financial condition, creditworthiness, single purpose nature and bankruptcy remoteness of the Borrower, Transferee, and the replacement guarantors and indemnitors shall be reasonably satisfactory to Lender, (C) Borrower, Transferee, Guarantor and the replacement guarantors and indemnitors shall execute and deliver any and all documentation as may be reasonably required by Lender or required by the Rating Agencies, as the case may be, in form and substance reasonably satisfactory to Lender or satisfactory to the Rating Agencies, as the case may be, in Lender’s reasonable discretion or the Rating Agencies’ discretion, as applicable (including assumption documents), (D) counsel to Transferee and the replacement guarantors and indemnitors shall deliver to Lender and the Rating Agencies opinion letters relating to such transfer (including tax and bankruptcy opinions) in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies in Lender’s reasonable discretion and the Rating Agencies’ discretion, (E) if the Property is transferred, Borrower shall deliver (or cause to be delivered) to Lender, an endorsement to Lender’s title insurance policy relating to the change in the identity of the vestee and the execution and delivery of the transfer documentation in form and substance reasonably acceptable to Lender, and (F) Borrower pays all reasonable expenses incurred by Lender in connection with such Transfer, including Lender’s reasonable attorneys fees and expenses, all recording fees, and all fees payable to the applicable title company for the delivery to Lender of the endorsement referred to in clause (E) above;
          (e) Transfers of a direct or indirect legal or beneficial ownership interest in Borrower that occurs by devise or bequest or by operation of law upon the death of a natural person that was the holder of such interest to a member of the immediate family of such interest holder or a trust or family conservatorship established for the benefit of such immediate family member, provided that (i) Manager (or a Person approved by Lender pursuant to Section 5.4) continues to be responsible for the management of the Property, and such transfer shall not result in a change of the day to day operations of the Property, (ii) Borrower shall give Lender notice of such transfer together with copies of all instruments effecting such transfer not less than ten (10) Business Days after the date of such transfer, and (iii) if such transfer would result in a change of Control of Borrower, Borrower shall have obtained Lender’s consent to such transfer within thirty (30) days after such transfer, which consent shall not be unreasonably withheld;
          (f) Inter vivos or testamentary Transfers of all or any portion of the direct or indirect Equity Interest in Borrower to (i) one or more immediate family members of the current holders of such Equity Interests (a “Current Owner”), or (ii) a trust or other entity in which all of the beneficial interest is held by a Current Owner or one or more immediate family members of a

Current Owner; provided, that in each case (A) such Transfer is made in connection with a Current Owner’s bona fide, good faith estate planning, (B) no change in Control of Borrower results therefrom unless the provisions of Section 6.1(e) have been satisfied, and (C) no such Transfer has an adverse effect on the bankruptcy remote status of Borrower under the requirements of any Rating Agency. As used herein, “immediate family members” shall mean the spouse, children and grandchildren and any lineal descendants;
          (g) Transfers of direct or indirect Equity Interests in Borrower among the holders thereof as of the date hereof provided no such Transfer results in a change in Control of Borrower;
          (h) Transfers of Equity Interests in any company that is publicly traded on a nationally or internationally recognized stock exchange or has a class of Equity Interests registered under the Securities Act of 1934; and,
          (i) Transfers of direct or indirect Equity Interests in Gladstone Commercial Limited Partnership, a Delaware limited partnership (“GCLP”) or Guarantor, resulting from a merger, consolidation or reorganization of GCLP or Guarantor, provided that Guarantor or its successor by merger, consolidation or reorganization will continue to own, directly or indirectly, at least 51% of the direct or indirect legal and beneficial ownership in GCLP (or any successor thereto by merger, consolidation or reorganization, if GCLP or any such successor then exists) and Borrower, and such transfer does not result in a change in Control of Borrower, and provided, further, that any successor by merger, consolidation or reorganization of GCLP or Guarantor shall have a net worth, immediately following the merger, consolidation or reorganization, of no less that the net worth of GCLP or Guarantor, as the case may be, immediately prior to the merger, consolidation or reorganization.
     Section 6.2. Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Indebtedness and Permitted Trade Payables.
     Section 6.3. Change In Business. Borrower shall not cease to be a Single-Purpose Entity. Borrower shall not modify, amend, restate or replace its organizational documents in any material manner without the prior written consent of Lender, which consent shall not be unreasonably withheld.
ARTICLE 7
INSURANCE, CASUALTY, CONDEMNATION AND RESTORATION
     Section 7.1. Types of Insurance. At all times during the term of the Loan, Borrower shall maintain, at its sole cost and expense, for the mutual benefit of Borrower and Lender, the following policies of insurance:
          (a) Insurance with respect to the Improvements, Equipment and Inventory against any peril included within the classification “All Risks of Physical Loss” with extended coverage in amounts at all times sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements, Equipment and Inventory located on the Property. The policy referred to in this Section 7.1(a) shall contain a replacement cost endorsement and a waiver of depreciation. As used herein, “full insurable value” means the actual replacement cost of the Improvements, Equipment and Inventory (without taking into account any depreciation), determined annually by an insurer or by Borrower or, at the request of Lender, by an insurance broker (subject to Lender’s reasonable approval). In all cases where any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses under applicable Legal Requirements, the policy referred to in this Section 7.1(a) must include “Ordinance and Law Coverage,” with “Time Element,” “Loss to the Undamaged Portion of the Building,” “Demolition Cost” and “Increased Cost of Construction” endorsements, in the amount of coverage required by Lender;
          (b) Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrower and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Property with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, plus $5,000,000 umbrella coverage, plus motor vehicle liability coverage for all owned and non-owned vehicles (including, without limitation, rented and leased vehicles) containing minimum limits per occurrence, including umbrella coverage, of $1,000,000.
          (c) Statutory workers’ compensation insurance;
          (d) Business interruption and/or loss of “rental value” insurance for the Property in an amount equal to at least fifteen (15) months estimated gross Rents attributable to the Property and based on gross Rents for the immediately preceding year and otherwise sufficient to avoid any co-insurance penalty, together with an extended period of indemnity endorsement which provides that after the physical loss to the Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period;
          (e) If all or any portion of the Property is located within a federally designated flood hazard zone, flood insurance in an amount equal to the lesser of (i) the full insurable value of the Property, (ii) the original Principal Indebtedness, and (iii) the maximum allowed under the related federal flood insurance program;
          (f) Insurance against loss or damage from (i) leakage of sprinkler systems and (ii) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Property, in such amounts as Lender may from time to time reasonably require and which are customarily required by institutional lenders with respect to similar properties similarly situated;
          (g) The insurance required under clauses (a) and (d) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under clauses (a) and (d) above at all times during the term of the Loan. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002 is in effect (including any extensions), Lender shall accept terrorism insurance which covers against “covered acts” as defined therein;
          (h) During any period of Restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender; and
          (i) Such other insurance with respect to the Improvements, Equipment and Inventory located on the Property against loss or damage as requested by Lender (including liquor/dramshop, mold, fungus, hurricane, windstorm and earthquake insurance) provided such insurance is of the kind for risks from time to time customarily insured against and in such amounts as are generally required by institutional lenders for properties comparable to the Property or which Lender may deem necessary in its reasonable discretion; provided, however, Lender shall not require earthquake insurance if the probable maximum loss for the Property is less than twenty percent (20%).
     Section 7.2. Insurer Ratings. Borrower will maintain the insurance coverage described in Section 7.1 with companies acceptable to Lender and with a claims paying ability of not less than “BBB” or its equivalent by S&P or “A : VIII” or its equivalent by A.M. Best. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the state where the Property is located.
     Section 7.3. Blanket Policy. The insurance coverage required under Section 7.1 may be effected under a blanket policy or policies covering the Property and other property and assets not constituting a part of the Property; provided that any such blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other respects with the requirements of this Article 7.
     Section 7.4. General Insurance Requirements.
          (a) Borrower agrees that all insurance policies shall: (i) be in such form and with such endorsements and in such amounts as may be satisfactory to Lender; (ii) name Lender as an additional insured/loss payee and provide that all Insurance Proceeds be payable to Lender; (iii) contain a “Non Contributory Standard Lender Clause” and a Lender’s Loss Payable Endorsement or their equivalents naming Lender as the person to whom all payments shall be paid and a provision that payment of Insurance Proceeds in excess of the Restoration Proceeds Threshold shall be made by a check payable only to Lender; (iv) contain a waiver of subrogation endorsement as to Lender and its successors and assigns providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee; (v) contain an endorsement indicating that neither Lender nor Borrower shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for an aggregate deductible per loss for all policies not in excess of $25,000.00; (vi) contain a provision that such policies shall not be canceled or amended in any adverse manner, including any amendment reducing the scope or limits of coverage, without at least thirty (30) days prior notice to Lender in each instance; and (vii) with respect to commercial general liability, provide for claims to be made on an occurrence basis.
          (b) In the event of foreclosure of the lien of the Mortgage or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Indebtedness, all right, title and interest of Borrower in and to all policies of casualty insurance covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to Lender or the purchaser or grantee of the Property or any part thereof.
     Section 7.5. Certificates of Insurance and Delivery of Policies. Upon Lender’s request, certified copies of all insurance policies required pursuant to this Article 7 shall be promptly delivered to Lender except for blanket policies as to which certificates of same only need to be provided. Certificates of insurance with respect to all renewal and replacement policies shall be delivered to Lender not less than ten (10) days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums and certified copies of such insurance policies shall be delivered to Lender promptly after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance required by this Agreement, Lender may, at its option, after notice to Borrower, procure such insurance, and Borrower shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Indebtedness secured by the Loan Documents. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrower’s payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto. Borrower represents that no claims have been made under any of such insurance policies, and no party, including Borrower, has done, by act or omission, anything which would impair the coverage of any of such insurance policies.
     Section 7.6. Restoration Proceeds.
          (a) Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by or on behalf of Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article 7. Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are $200,000 or less (the “Restoration Proceeds Threshold”), provided no Event of Default then exists, Lender shall make such Net Restoration Proceeds available to Borrower. All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall divide the aggregate proceeds by such number of months, and, provided no Event of Default then exists, shall disburse a monthly installment thereof to Borrower each such month. Subject to Lender’s rights under Section 7.7, provided no Event of Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any costs incurred by Lender, shall be paid to Borrower.
          (b) Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if an Event of Default then exists without the prior written approval of Lender. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.
          (c) If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Indebtedness in accordance with Section 5(b) of the Note; provided that such payment or prepayment shall not require any defeasance of the Loan and shall be without the payment of the Yield Maintenance Premium, unless an Event of Default has occurred and is then continuing, in which event, Borrower shall pay to Lender an amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of Insurance Proceeds or Condemnation Proceeds applied to the Indebtedness, or (ii) to the Restoration of all or any part of such Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable.

     Section 7.7. Restoration. Borrower shall restore and repair the Improvements and Equipment or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 7.6, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 7.6) available to Borrower for Borrower’s restoration and repair of the Improvements, Equipment and Inventory affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its discretion:
          (a) At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Event of Default;
          (b) The Improvements, Equipment and Inventory affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;
          (c) Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to pay the Indebtedness coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);
          (d) (i) in the event of a Casualty, the Casualty resulted in an actual or constructive loss of less than fifty percent (50%) of the fair market value of the applicable Individual Property, or (ii) in the event of a Taking, the Taking resulted in an actual or constructive loss of less than fifteen percent (15%) of the fair market value of the applicable Individual Property, less than fifteen percent (15%) of the land constituting the applicable Individual Property is taken, such land is located along the perimeter or periphery of the applicable Individual Property, and no portion of the Improvements on such Individual Property is the subject of such Taking;
          (e) Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Improvements, Equipment and Inventory lost or damaged to the condition, utility and value required by Section 7.7(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Indebtedness and shall be disbursed, if at all, pursuant to this Article 7); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all Legal Requirements.

          (f) Borrower shall use commercially reasonable efforts to commence such work within one hundred twenty (120) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;
          (g) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or such Taking, as applicable, or (C) the expiration of the business interruption insurance coverage referred to in Section 7.1(d); and
          (h) the Property and the use thereof after the Restoration will be in compliance with all applicable Legal Requirements.
     Section 7.8. Disbursement.
          (a) Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including requiring lien waivers and any other documents, instruments or items which may be reasonably required by Lender.
          (b) In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.
ARTICLE 8
DEFAULTS
     Section 8.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:
          (a) if Borrower fails to (i) make any scheduled payment of principal, interest, or amounts due under Article 3 on any Payment Date, or (ii) pay any other amount payable pursuant to the Loan Documents within five (5) days after written notice from Lender (provided such notice and cure period shall not apply to the payment due on the Maturity Date);
          (b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

          (c) the occurrence of the events identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;
          (d) the occurrence of a Transfer that is not a Permitted Transfer;
          (e) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade;
          (f) if Borrower or Guarantor (i) makes an assignment for the benefit of creditors, (ii) has a receiver, liquidator or trustee appointed for it, (iii) is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by or against, consented to, solicited by, or acquiesced in by it, or (iv) has any proceeding for its insolvency, dissolution or liquidation instituted against it (any of the foregoing in clauses (i) through (iv), an “Insolvency Action”); provided, however, that if such Insolvency Action was involuntary and not consented to by Borrower or Guarantor, as applicable, such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) days after the filing or commencement thereof;
          (g) the failure of Borrower to maintain the insurance required pursuant to Article 7;
          (h) if any guaranty given in connection with the Loan shall cease to be in full force and effect or any guarantor shall deny or disaffirm its obligations thereunder, or the death or legal incapacity of any such guarantor (provided, however, the death or legal incapacity of a guarantor shall not constitute an Event of Default or change in Control of Borrower provided that Lender shall have received a guaranty from a replacement guarantor satisfactory to Lender in its sole discretion within thirty (30) days following the death or legal incapacity of such guarantor and the requirements of clauses (B) through (F) of Section 6.1(d) of this Agreement and any other applicable provisions of the Loan Documents shall have been satisfied with respect to the replacement guarantor and replacement guaranty); or
          (i) a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement not otherwise referred to in this Section 8.1, or under any other Loan Document, for ten (10) days after notice to Borrower (and Guarantor, if applicable), in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after written notice, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this clause (i) is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower (or Guarantor, if applicable) in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice.
     Section 8.2. Remedies. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrower under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Property. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action.
     Section 8.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Any and all of Lender’s rights with respect to the Property shall continue unimpaired, and Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) the release or substitution of Property at any time, or of any rights or interest therein or (ii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Event of Default with respect to the Property or otherwise hereunder. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Property, to the extent necessary to foreclose on other parts of the Property.
     Section 8.4. Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably and unconditionally constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuance of an Event of Default to execute, acknowledge and deliver any documents, agreements or instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower under all Loan Documents, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower under any Loan Document, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for under the Loan Documents and to accomplish the purposes thereof. The foregoing powers of attorney are irrevocable and coupled with an interest.

     Section 8.5. Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrower’s receipt of notice thereof from Lender, without in any way limiting Section 8.1, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower to Lender upon demand, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.
ARTICLE 9
ENVIRONMENTAL PROVISIONS
     Section 9.1. Environmental Representations and Warranties. Borrower represents, warrants and covenants, as to itself and the Property, other than as disclosed to Lender in the environmental report(s) delivered to Lender in connection with the Loan: (a) to Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) which do not require Remediation; (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under, from or affecting the Property which have not been fully Remediated in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no Release or threat of any Release of Hazardous Substances which has or is migrating to the Property; (d) to Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully Remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including a Governmental Authority) relating to Hazardous Substances or the Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Borrower and that is contained in files and records of Borrower, including any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.
     Section 9.2. Environmental Covenants. Borrower covenants and agrees that: (a) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Hazardous Substances used, present or Released in, on, under or from the Property, except those that are (i) in compliance with all Environmental Laws and with permits issued pursuant thereto; and (ii) which do not require Remediation; (c) Borrower shall, at its sole cost and expense, (i) fully and expeditiously cooperate in all activities pursuant to Section 9.3, including providing all relevant information and making knowledgeable Persons available for interviews, and (ii) effectuate Remediation of any condition (including a Release of a Hazardous Substance or violation of Environmental Laws) in, on, under or from the Property for which Remediation is legally required; and (d) Borrower shall immediately upon Borrower becoming aware notify Lender in writing of (A) any unlawful Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any

Environmental Laws related in any way to the Property; (C) any actual or potential Lien imposed on Borrower or the Property pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other person (an “Environmental Lien”); (D) any required Remediation of environmental conditions relating to the Property; and (E) any written notice or other communication of which any Borrower becomes aware from any source whatsoever relating in any way to an actual or threatened Release of Hazardous Substances in violation of Environmental Laws or the Remediation thereof.
     Section 9.3. Environmental Cooperation and Access. In the event any Indemnified Party has a reasonable basis for believing that an environmental condition exists on the Property in violation of Environmental Laws, upon reasonable notice from Lender, Borrower shall, at Borrower’s sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct any environmental assessment or audit (the scope of which shall be determined in the sole and absolute discretion of Lender) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; and provided, further, that the Indemnified Parties and any other Person designated by the Indemnified Parties, may at its option, enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use.
     Section 9.4. Environmental Indemnity. Borrower covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any past, present or threatened Release of Hazardous Substances in, on, above, under, from or affecting the Property, or any Remediation thereof; (b) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Property; (c) any misrepresentation or inaccuracy in any representation or warranty concerning Hazardous Substances; and (d) any breach of Section 9.1 or Section 9.2 of this Agreement.
     Section 9.5. Duty to Defend. Upon request by any Indemnified Party, Borrower shall defend same (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties.
ARTICLE 10
SECONDARY MARKET TRANSACTIONS
     Section 10.1. General. Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times, (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes or components and/or reallocate a portion of the Loan to a mezzanine loan to be secured by direct and/or indirect Equity Interests in Borrower

(the transactions referred to in clauses (a) through (e) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes, note components, and mezzanine loans may be assigned different principal amounts and interest rates, so long as immediately after the effective date of such modification, the aggregate amount of, and the weighted average of the interest rates payable under, the Loan and such component note(s) or mezzanine loan, equal the outstanding Principal Indebtedness and Interest Rate, respectively, immediately prior to such modification, and (ii) Borrower agrees to (A) modify its organizational structure to create one or more new Single-Purpose Entities to be the mezzanine borrower(s) (and to be otherwise satisfactory to Lender) and cause the same and any other owners of direct or indirect Equity Interest in Borrower to enter into such agreements deemed reasonably necessary by Lender to evidence and secure such mezzanine loan, and (B) execute and deliver to Lender such amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith).
     Section 10.2. Borrower Cooperation. Borrower shall execute and deliver to Lender such documents, instruments, certificates, financial statements, assignments and other writings, do such other acts and provide such information, and participate in such meetings and discussions, in each case that are necessary to facilitate the consummation of each Secondary Market Transaction.
     Section 10.3. Dissemination of Information. If Lender determines at any time to participate in a Secondary Market Transaction, Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in such securities (collectively, the “Investors”), any Rating Agency rating such securities, any organization maintaining databases on the underwriting and performance of commercial loans, trustee, counsel, accountant, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan, Borrower, any direct or indirect equity owner of Borrower, any guarantor, any indemnitor and the Property, which shall have been furnished by Borrower any Affiliate of Borrower, any guarantor, any indemnitor, or any party to any Loan Document, or otherwise furnished in connection with the Loan, as Lender in its discretion determines necessary or desirable.
     Section 10.4. Change of Payment Date. At any time prior to securitization of the Loan by Lender, Lender shall have the right to change the Payment Date to a date other than as set forth the Note (such new date, the “New Payment Date”) on thirty (30) days notice to Borrower; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the Interest Rate for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date and (ii) shall extend the Maturity Date to the New Payment Date occurring in the calendar month set forth in the definition of Maturity Date.
ARTICLE 11
EXCULPATION

     This Agreement is and shall be subject to the exculpation provisions of Section 17 of the Note.
ARTICLE 12
MISCELLANEOUS
     Section 12.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrower to Lender of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid; provided, however, that the representations, warranties and covenants set forth in Sections 4.19 and 9.1 shall survive in perpetuity and shall not be subject to Article 11. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note, the Mortgage and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.
     Section 12.2. Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.
     Section 12.3. Governing Law; Venue.
          (a) This Agreement and each of the other Loan Documents shall be interpreted and enforced according to the laws of the State of Ohio (without giving effect to rules regarding conflict of laws).
          (b) Borrower hereby consents and submits to the exclusive jurisdiction and venue of any state or federal court sitting in the county and state where the Property is located with respect to any legal action or proceeding arising with respect to the Loan Documents and waives all objections which it may have to such jurisdiction and venue. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce or realize upon the security for the Loan provided in any of the Loan Documents.
     Section 12.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     Section 12.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 12.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed to the parties as follows:

If to Lender:	Countrywide Commercial Real Estate Finance, Inc.
4500 Park Granada
Calabasas, California 91302
Attention: Marlyn Marincas
Facsimile No.: (818) 225-3898

with a copy to:	Dechert LLP
1 Market Street, Steuart Tower
25th Floor
San Francisco, California 94105
Attention: David M. Linder
Facsimile No.: (415) 262-4555

If to Borrower:	[Applicable Individual Borrower]
c/o Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Attention: Matt Tucker
Facsimile No.: (703) 287-5801

with a copy to:	Winston & Strawn LLP
1700 K Street, NW

Washington, DC 20006
Attention: Richard F. Williamson
Facsimile No.: (202) 282-5100
          A party receiving a notice which does not comply with the technical requirements for notice under this Section 12.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 12.6.
     Section 12.7. Trial By Jury. BORROWER AND LENDER, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.
     Section 12.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 12.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 12.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 12.11. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

     Section 12.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents, shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
     Section 12.13. Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
     Section 12.14. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, and the Loan Documents which Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon, the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     Section 12.15. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any of Borrower, Manager, any contractor or Governmental Authority and Lender nor to grant Lender any interest in the Property other than that of mortgagee or lender.
     Section 12.16. Waiver of Marshalling of Assets Defense. To the fullest extent that Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or any trustee under the Mortgage to the payment of the Indebtedness in preference to every other claimant whatsoever.
     Section 12.17. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrower by Lender or Lender’s agents.
     Section 12.18. Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

     Section 12.19. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. If Borrower has dealt with one or more of foregoing described Persons, Borrower acknowledges and agrees that such Persons may receive additional compensation and/or fees from Lender. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
     Section 12.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
     Section 12.21. Estoppel Certificates. Borrower and Lender each hereby agree at any time and from time to time, but in no event more than one time per calendar quarter, upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Event of Default has occurred, and, if so, specifying each such Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 12.21, that Lender shall have received, together with Borrower’s request for such statement, a certificate of Borrower stating that no Event of Default exists as of the date of such certificate (or specifying such Event of Default).
     Section 12.22. Reserved.
     Section 12.23. Bankruptcy Waiver. Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrower (i) files with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) is the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) files or is the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of debtors, (iv) has sought or consents to or acquiesces in the appointment of any trustee, receiver, conservator or liquidator or (v) is the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the U.S. Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrower and any other party in interest but without the need of further proof or hearing. Neither Borrower nor any Affiliate of Borrower shall contest the enforceability of this Section 12.23.
     Section 12.24. Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.
     Section 12.25. Liability and Indemnification.
          (a) Lender shall not be liable for any loss sustained by Borrower resulting from any act or omission of any Indemnified Party unless it is finally judicially determined that such loss was caused by the fraud, gross negligence or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit) or under or by reason of any Loan Document. Unless and until Lender becomes the fee owner of the Property following an Event of Default, the Loan Documents shall not place responsibility for the control, care, management or repair of the Property upon Lender, nor for complying with any Lease, Contract or Permit; nor shall it make Lender responsible or liable for any waste committed on the Property, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any tenant, licensee, guest, employee or stranger.
          (b) Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Losses, and reimburse them for any costs and expenses incurred, in connection with, arising out of or as a result of (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender’s Liens in the Property (including fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of the appraisal, environmental report(s) (and an environmental consultant), surveys and the engineering report(s) obtained by or delivered to Lender in connection with the Loan, (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (iv) the exercise of any of Lender’s or the Indemnified Parties’ remedies under any Loan Document, or (v) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Property (including under any Lease, Contract or Permit), except to the extent that it is finally judicially determined that any such Loss resulted directly and solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (v) above, Borrower shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

     Section 12.26. Publicity. Lender shall have the right to issue press releases, advertisements and other promotional materials describing Lender’s participation in the origination of the Loan or the Loan’s inclusion in any Secondary Market Transaction effectuated or to be effectuated by Lender. All news releases, publicity or advertising by Borrower or their affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior approval of Lender, except for disclosures required by law which shall not require Lender approval but which shall require prior notice to Lender.
     Section 12.27. Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder and under each of the other Loan Documents.
     Section 12.28. Taxes. All payments made under the Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority. If Borrower is required by law to deduct any of the foregoing from any sum payable under the Loan Document, such sum shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.28), Lender receives an amount equal to the sum Lender would have received had no such deductions been made. In the event of the passage of any Legal Requirement subsequent to the date hereof in any manner changing or modifying Legal Requirements now in force governing the taxation of mortgages or security agreements or debts secured thereby or the manner of collecting such taxes so as to adversely affect Lender or the Lien of the Loan Documents, Borrower will pay any such tax on or before the due date thereof. In the event Borrower is prohibited by Legal Requirements from assuming liability for payment of any such taxes (or if any Legal Requirement would penalize Lender if Borrower makes such payment or if, in the reasonable opinion of Lender, the making of such payment might result in the imposition of interest beyond the Maximum Amount) or from paying any other Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable on the date that is one hundred twenty (120) days after Lender provides notice to Borrower of such change in law and its election to accelerate the Maturity Date; and failure to pay such amounts on the date due shall be an Event of Default; provided, however, that any such prepayment made under this Section 12.28 shall be made without the payment of any Yield Maintenance Premium.
     Section 12.29. Further Assurances. Borrower shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to (a) evidence, preserve and/or protect the Property at any time securing or intended to secure the Indebtedness, and/or (b) enable Lender to perfect, exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its discretion.
ARTICLE 13
SPECIAL PROVISIONS

     Section 13.1. Use of Terms. All references to “Borrower” in this Agreement shall be deemed to refer to one or more Individual Borrowers, as the context requires. All references to “Property” in this Agreement shall be deemed to refer to one or more of the properties identified on Schedule 2 (each an “Individual Property”), as the context requires. It is the intent of the parties hereto in making any determination under the Loan Documents (including, without limitation, in determining whether (a) a breach of a representation, warranty or a covenant has occurred, (b) there has occurred an Event of Default, and (c) an event has occurred which would create recourse obligations under Section 17 of the Note) that any breach, occurrence or event with respect to any Individual Borrower or Individual Property shall be deemed to be a breach, occurrence or event with respect to all Individual Borrowers and all Individual Properties, and that all Individual Borrowers and/or all Individual Properties need not have been involved with or be the subject of such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Individual Borrower, every Individual Property, and the Loan.
     Section 13.2. Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets.
          (a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Property and in reliance upon the aggregate of the Property taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Individual Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.
          (b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Loan without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of any portion of the Property or require Lender to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Individual Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.

     Section 13.3. Joint and Several Liability. Each Individual Borrower shall be jointly and severally liable for payment of the Indebtedness and performance of all other obligations of all Borrowers (or any of them) under this Agreement and any other Loan Document.
     Section 13.4. Contribution.
          (a) Each Individual Borrower will benefit, directly and indirectly, from each Individual Borrower’s obligation to pay the Indebtedness and perform its obligations under the Loan Documents. In consideration therefor, Individual Borrowers desire to enter into an allocation and contribution agreement among themselves as set forth in this Section 13.4 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Individual Borrowers in the event any payment is made by any Individual Borrower hereunder to Lender (any such payment, a “Contribution”, including any exercise of recourse by Lender against any Individual Property (or any portion thereof) of an Individual Borrower and application of proceeds of such Individual Property (or any portion thereof) in satisfaction of such Individual Borrower’s obligations to Lender under the Loan Documents).
          (b) Each Individual Borrower shall be liable hereunder with respect to the Indebtedness only for such total maximum amount (if any) that would not render its Indebtedness hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Federal Bankruptcy Code or any comparable provisions of any State law.
          (c) In order to provide for a fair and equitable contribution among Individual Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Individual Borrowers for all payments, damages and expenses incurred by such Funding Borrower in discharging any of the Indebtedness, in the manner and to the extent set forth in this Section.
          (d) Each Individual Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) (A) the ratio of the Benefit Amount (as defined below) of such Individual Borrower to the total amount of Indebtedness, multiplied by (B) the amount of Indebtedness paid by such Funding Borrower, and (ii) ninety-five percent (95%) of the excess of (A) the fair saleable value of the Individual Property owned by such Individual Borrower over (B) the total liabilities of such Individual Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions). For purposes hereof, the “Benefited Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Individual Borrower and its Affiliates from extensions of credit made by Lender to (1) such Individual Borrower and (2) the other Individual Borrowers hereunder and the other Loan Document to the extent such other Individual Borrowers have guaranteed or mortgaged their respective Individual Properties to secure the obligations of such Individual Borrower to Lender.

          (e) If at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Individual Borrowers shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Individual Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. If at any time any Individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 13.4, such Individual Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Individual Borrowers in accordance with the provisions of this Section.
          (f) Each Individual Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of such Individual Borrower to which such Reimbursement Contribution is owing.
          (g) No Reimbursement Contribution payments payable by an Individual Borrower pursuant to the terms of this Section 13.4 shall be paid until all amounts then due and payable by all of Individual Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 13.4 shall limit or affect the Indebtedness of any Individual Borrower to Lender under the Note or any other Loan Documents.
          (h) Each Individual Borrower waives:
          (i) any right to require Lender to proceed against any other Individual Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Individual Borrower;
          (ii) any defense or rights based upon or arising out of: (A) any legal disability or other defense of any other Individual Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Individual Borrower or any guarantor from any cause other than full payment of all sums payable under the Note and the other Loan Documents; (B) any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Individual Borrower or any principal of any other Individual Borrower or any defect in the formation of any other Individual Borrower or any principal of any other Individual Borrower; (C) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (D) any failure by Lender to obtain collateral for the Indebtedness or failure by Lender to perfect a lien on any Individual Property (or any portion thereof); (E) presentment, demand, protest and notice of any kind; (F) any failure of Lender to give notice of sale or other disposition of any Individual Property (or any portion thereof) to any other Individual Borrower or to any other Person or any defect in any notice that may be given in connection with any such sale or disposition; (G) any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any Individual Property (or any portion thereof), including any failure of Lender to conduct a commercially reasonable sale or other disposition of any Individual Property (or any portion thereof); (H) any use of cash collateral under Section 363 of the Federal Bankruptcy Code; (I) any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding; (J) any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (K) the avoidance of any security interest in favor of Lender for any reason; (L) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; (M) such Individual Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Mortgages to be satisfied by any payment from any other Individual Borrower or any such party; or (N) an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Individual Borrower’s rights of subrogation and reimbursement against any other Individual Borrower;
          (iii) all rights and defenses that such Individual Borrower may have because any of Indebtedness is secured by real property. This means, among other things: (A) Lender may collect from such Individual Borrower without first foreclosing on any real or personal property collateral pledged by any other Individual Borrower; (B) if Lender forecloses on any real property collateral pledged by any other Individual Borrower, (1) the amount of the Indebtedness may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may collect from such Individual Borrower even if any other Individual Borrower, by foreclosing on the real property collateral, has destroyed any right such Individual Borrower may have to collect from any other Individual Borrower. This is an unconditional and irrevocable waiver of any rights and defenses such Individual Borrower may have because any of the Indebtedness is secured by real property; and
          (iv) except as may be expressly and specifically permitted herein, any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower or any other person that arises from the existence or performance of any obligations under the Note or the other Loan Documents, including any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
     Section 13.5. Partial Release. Subject to the conditions set forth below, after the earlier to occur of (i) two (2) years after “start-up day” (within the meaning of Section 860G(a)(9) of the Code) of any real estate mortgage investment conduit (as defined under Section 860D of the Code) (a “REMIC”) that holds the Note, and (ii) three (3) years after the Closing Date, Lender shall release an Individual Property (the “Release Property”) from the Lien of the Loan Documents (a “Partial Release”):

          (a) Borrower shall have partially defeased the Loan in an amount equal to the Partial Release Price (as defined below) pursuant to Section 4(b) of the Note, and shall have complied with all other requirements for a partial defeasance of the Loan set forth in Section 4(b) of the Note to the extent relating to the Partial Release;
          (b) No Event of Default shall exist under the Loan Documents;
          (c) The remaining portion of the Property that is not being released shall (i) comply with all applicable Legal Requirements (including without limitation, applicable subdivision, zoning, and land use laws), (ii) be a separate tax parcel and not be subject to any Liens for taxes attributable to the Release Property, and (iii) benefit from appropriate appurtenant easements for, among other things, access, utilities, and parking as are necessary or appropriate for the continued use and operation thereof as is currently being used or as contemplated, all to the reasonable satisfaction of Lender;
          (d) Lender shall have received and approved of (i) forms of all documents necessary to release the Release Property from the Liens of the Loan Documents, each in appropriate form required by the state in which the Release Property is located and otherwise satisfactory to Lender in all respects, (ii) such endorsements to its title insurance policy as Lender shall require; and (iii) such other documents, agreements, and opinions of counsel as Lender may reasonably require;
          (e) the Release Property shall be conveyed to a Person other than Borrower (which Person may be an Affiliate of Borrower);
          (f) Lender shall have received payment from Borrower of Lender’s costs and expenses incurred in connection with the Partial Release (including, without limitation, reasonable attorneys’ fees and costs);
          (g) as of the date on which the Partial Release is to occur, and after giving effect to the Partial Release:
          (i) the loan-to-value ratio for the remaining Property is no more than the lesser of (A) the loan-to-value ratio as of the Closing Date (without giving effect to the Partial Release), and (B) the loan-to-value ratio immediately preceding the date of the Partial Release (without giving effect to the Partial Release), all as determined by Lender in its reasonable discretion;
          (ii) the Debt Service Coverage Ratio (as defined below) for the remaining Property is no less than the greater of: (A) the Debt Service Coverage Ratio existing as of the Closing Date (without giving effect to the Partial Release), (B) the Debt Service Coverage Ratio which existed as of the date immediately preceding the Partial Release (without giving effect to the Partial Release), and (C) 1.35:1 for the preceding twelve (12) months, all as determined by Lender in its reasonable discretion;
          (iii) the projected Debt Service Coverage Ratio for the remaining Property for the twelve (12) months following the date on which the Release Property is to be released is no less than 1.35:1, as determined by Lender in its reasonable discretion.

          Nothing in this Section 13.5 shall release Borrower from any liability or obligation relating to any environmental matters arising under Article 9.
     Section 13.6. Additional Definitions.
          (a) “Partial Release Price” means the highest of the following amounts: (i) 125% of the Allocated Loan Amount for Release Property; (ii) the amount that, after giving effect to the Partial Release, would result in a minimum Debt Service Coverage Ratio of 1.35:1, and (iii) in the event that the Release Property is being to a third party unaffiliated with Borrower or Guarantor, an amount equal to 85% of the gross sales price of the Release Property in such transaction.
          (b) “Allocated Loan Amount” means initially the following respective amounts, as reduced on a pro rata basis from time to time by principal amortization of the Loan or otherwise by application of funds received by Lender to the Principal Indebtedness:

Individual Property	Allocated Loan Amount

4630 Journal Street, Columbus, OH (Waste Management)	$2,800,000

5700 Lee Road, Maple Heights, OH (Pennzoil)	$10,896,000

The Crenshaw Warehouse, Snyder, PA (Owens-Brockway)	$5,760,000
     Section 13.7. Property Management. Notwithstanding anything herein or in any other Loan Document to the contrary, as of the Closing Date, the Property is not managed by a Manager and Borrower is not party to any Management Agreement or other agreement relating to the management or operation of the Property (other than Leases). In the event that Borrower seeks to have the Property or any Individual Property managed by a manager at any time, in no event shall Borrower enter into any management agreement or similar arrangement with a manager unless the manager and the management agreement have been approved by Lender in its reasonable discretion. As a condition to Lender’s approval, such manager and Borrower shall execute a subordination of management agreement in form and substance reasonably satisfactory to Lender.
[Signatures on the following pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: COUNTRYWIDE COMMERCIAL REAL ESTATE FINANCE, INC., a California corporation
By:
Name:
Title:

[Signatures continued on following page]

BORROWER:

PZ05 MAPLE HEIGHTS OH LLC,
a Delaware limited liability company

By:

Arthur S. Cooper, Manager

WMI05 COLUMBUS OH LLC,
a Delaware limited liability company

By:

Arthur S. Cooper, Manager

OB CRENSHAW GCC, LP,
a Delaware limited partnership

By:	OB Crenshaw SPE GP LLC,
a Delaware limited liability company, its
general partner

By:

Arthur S. Cooper, Manager

Borrower’s Organizational Identification Number:

Loan Agreement

Schedule 1
Loan Documents
(a)	Promissory Note made by Borrower in favor of Lender in the original principal amount of the Loan Amount (the “Note”);

(b)	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by WMI05 Columbus OH LLC, as mortgagor, in favor of Lender, as mortgagee (the “Columbus Mortgage”);

(c)	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by PZ05 Maple Heights OH LLC, as mortgagor, in favor of Lender, as mortgagee (the “Maple Heights Mortgage”);

(d)	Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by OB Crenshaw GCC, LP, as mortgagor, in favor of Lender, as mortgagee (the “Pennsylvania Mortgage” and, together with the foregoing described Mortgages, individually and collectively, the “Mortgage”);

(e)	Assignment of Leases and Rents from WMI05 Columbus OH LLC to Lender (the “Columbus Assignment of Leases”);

(f)	Assignment of Leases and Rents from PZ05 Maple Heights OH LLC to Lender (the “Maple Heights Assignment of Leases”);

(g)	Assignment of Leases and Rents from OB Crenshaw GCC, LP to Lender (the “Pennsylvania Assignment of Leases” and, together with the foregoing described Assignments of Leases, individually and collectively, the “Assignment of Leases”);

(h)	Deposit Account Control Agreement among Borrower, Lender and Branch Banking and Trust Company of Virginia (the “Collection Account Agreement”);

(i)	Cash Collateral Account Agreement between Borrower and Lender (the “Cash Collateral Account Agreement”);

(j)	Environmental Indemnity Agreement made by Guarantor in favor of Lender;

(k)	Guaranty of Recourse Obligations made by Guarantor in favor of Lender;

(l)	Secretary’s Certificate with respect to Borrower made by Borrower to Lender.

S1-1

Schedule 2
Individual Properties
4630 Journal Street, Columbus, OH (Waste Management)
5700 Lee Road, Maple Heights, OH (Pennzoil)
The Crenshaw Warehouse, Snyder, PA (Owens-Brockway)

EXHIBIT A
Organizational Chart of Borrower
See attached.

A-1

EXHIBIT B
Deferred Maintenance and Environmental Remediation
4630 Journal Street, Columbus, OH (Waste Management)
Repair exterior stucco along north wall of the office building
Flash out bottom of parapet wall over office area
Patch and repair portions of asphalt paving
5700 Lee Road, Maple Heights, OH (Pennzoil)
Roofing
The Crenshaw Warehouse, Snyder, PA (Owens-Brockway)
Parking, paving and sidewalks
Roofing
Exterior walls

B-1

EXHIBIT C
Definition of Single-Purpose Entity
          “Single-Purpose Entity” means a corporation, limited partnership, or limited liability company which, at all times since its formation and thereafter:
          (i) is organized solely for the purpose of owning the Property,
          (ii) will not engage in any business unrelated to the ownership, management, leasing, financing and operation of the Property,
          (iii) will not own any asset or property other than the Property and incidental personal property necessary for the ownership, management, leasing, financing and operation of the Property,
          (iv) to the fullest extent permitted by law, will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted by this Agreement, and will not engage in, seek or consent to any asset sale, transfer of partnership or membership or shareholder interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable),
          (v) [Intentionally Deleted],
          (vi) [Intentionally Deleted],
          (vii) [Intentionally Deleted],
          (viii) has not and will not fail to correct any known misunderstanding regarding the separate identity of such entity,
          (ix) [Intentionally Deleted],
          (x) without the unanimous consent of all of the partners, directors or managers or members, as applicable, will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity’s properties; (y) make any assignment for the benefit of such entity’s creditors; or (z) take any action that might cause such entity to become insolvent,
          (xi) will maintain its books, records, financial statements, accounting records, bank accounts and other entity documents in its own name and separate from any other Person,

          (xii) will maintain its books, records, resolutions and agreements as official records,
          (xiii) will not commingle its funds or other assets with those of any other Person,
          (xiv) will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person,
          (xv) will conduct its business in its name,
          (xvi) will file its own tax returns (to the extent required to file any tax returns) and will not file a consolidated federal income tax return with any other Person;
          (xvii) is and intends to remain solvent, and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower or any general partner, managing member or controlling shareholder of Borrower, or the death, insolvency or bankruptcy filing of any Guarantor;
          (xviii) will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the partnership certificate, partnership agreement, articles of incorporation and bylaws, articles of organization or operating agreement, trust or other organizational documents (except as required by law),
          (xix) will maintain an arms-length relationship with its Affiliates,
          (xx) will have no indebtedness other than the Indebtedness and unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Property which (1) do not exceed, at any time, a maximum amount of two percent (2%) of the Loan Amount and (2) are paid within 30 days of the date incurred (the foregoing, “Permitted Trade Payables”),
          (xxi) will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person,
          (xxii) will not acquire obligations or securities of its partners, members or shareholders or any other Person,
          (xxiii) will allocate fairly and reasonably shared expenses, including shared office space, and will maintain and utilize separate stationery, invoices and checks bearing its own name,

          (xxiv) except as permitted under the Loan Documents, will not pledge its assets for the benefit of any other Person,
          (xxv) will hold itself out to the public as a legal entity separate and distinct from any other Person and under its own name,
          (xxvi) will not make loans or advances to any Person,
          (xxvii) will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under a business management services agreement with an affiliate that complies with the terms set forth in clause (xxviii) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Single-Purpose Entity,
          (xxviii) except as permitted under the Loan Documents, will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance,
          (xxix) will pay the salaries of its own employees from its own funds (to the extent of such funds) and intends to maintain a sufficient number of employees in light of its contemplated business operations,
          (xxx) intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations,
          (xxxi) if such entity is a limited liability company (other than a Single Member LLC), such entity shall dissolve only upon the bankruptcy of the managing member, and such entity’s articles of organization, certificate of formation and/or operating agreement, as applicable, shall contain such provision,
          (xxxii) if such entity is a limited liability company (other than a Single Member LLC) or limited partnership, and such entity has one or more managing members or general partners, as applicable, then such entity shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists and such entity’s organizational documents shall contain such provision,
          (xxxiii) if the Loan Amount is $15,000,000 or more, if such entity is a Single Member LLC, its organizational documents shall provide that, as long as any portion of the Indebtedness remains outstanding, upon the occurrence of any event that causes the last remaining member of such Single Member LLC to cease to be a member of such Single Member LLC (other than (y) upon an assignment by such member of all of its limited liability company interest in such Single Member LLC and the admission of the transferee, if permitted pursuant to the organizational documents of such Single Member LLC and the Loan Documents, or (z) the resignation of such member and the admission of an additional member of such Single Member LLC, if permitted pursuant to the organizational documents of such Single Member LLC and the

Loan Documents), the springing member shall, without any action of any Person and simultaneously with the last remaining member of the Single Member LLC ceasing to be a member of the Single Member LLC, automatically be admitted as members of the Single Member LLC (the “Special Member”) and shall preserve and continue the existence of the Single Member LLC without dissolution thereof,
          (xxxiv) if the Loan Amount is $15,000,000 or more, if such entity is a Single Member LLC, its organizational documents shall provide that for so long as any portion of the Indebtedness is outstanding, no Special Member may resign or transfer its rights as Special Member unless a successor Special Member has been admitted to such Single Member LLC as a Special Member,
          (xxxv) has not permitted and will not permit any Affiliate independent access to its bank accounts except for Manager in its capacity as the agent pursuant to and in accordance with the terms of the Management Agreement,
          (xxxvi) has not and will not have any obligation to indemnify or indemnify any Special Member, as the case may be, unless such an obligation was and is fully subordinated to the Indebtedness and, to the fullest extent permitted by law, will not constitute a claim against such entity in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such indemnity obligation,
          (xxxvii) [Intentionally Deleted],
          (xxxviii) to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Limited Liability Company Act, has considered and will consider the interests of its creditors in connection with all of limited liability company and limited partnership (as applicable) actions; and
          (xxxix) has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.
          “Single Member LLC” means a limited liability company that (a) is either (i) a single member limited liability company or (ii) a multiple member limited liability company that does not have a Single-Purpose Entity that owns at least one percent (1%) of the equity interests in such limited liability company as its managing member, and (b) is organized under the laws of the State of Delaware.

C-4